Exhibit 3.1

FRANKLIN BSP REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

SERIES H CONVERTIBLE PREFERRED STOCK

FRANKLIN BSP REALTY TRUST, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Articles of Amendment and Restatement (the “Charter”) of the Company is hereby supplemented by deleting the existing first sentence of Section 7(a) of the Articles Supplementary relating to Series H Convertible Preferred Stock filed with, and accepted for record by, the SDAT on June 21, 2022, and as supplemented by: Articles Supplementary relating to Series H Convertible Preferred Stock filed with, and accepted for record by, the SDAT on January 19, 2023; Articles Supplementary relating to Series H Convertible Preferred Stock filed with, and accepted for record by, the SDAT on January 10, 2024; and Articles Supplementary relating to Series H Convertible Preferred Stock filed with, and accepted for record by, the SDAT on January 16, 2025 (collectively, the “Series H Articles Supplementary”) in its entirety and inserting in lieu thereof a new sentence to read as follows:

Subject to the provisions of Section 7(c) below, on January 21, 2028 (the “Mandatory Conversion Date”), all of the outstanding Series H Preferred Shares (including, except as otherwise provided herein, Series H Preferred Shares for which a redemption notice has been submitted pursuant to Section 6 above if such Series H Preferred Shares remain outstanding as of the Mandatory Conversion Date) shall convert into Common Shares (the “Mandatory Conversion”); provided that the Company and the holders of all of the then outstanding Series H Preferred Shares may mutually agree in writing by email or otherwise prior to any Mandatory Conversion Date (as may be extended) to one or more one-year extensions of the Mandatory Conversion Date.

SECOND: the Charter is hereby supplemented by deleting the existing Section 7(c) of the Series H Articles Supplementary in its entirety and inserting in lieu thereof the following:

(c) Optional Conversion. During each calendar month from the date hereof through and including the calendar month prior to the Mandatory Conversion Date, the holder of the Series H Preferred Shares shall have the right (the “Optional Conversion Right”) to convert up to 4,487 Series H Preferred Shares into a number of Common Shares per Series H Preferred Share equal to the Conversion Rate, following the delivery of written notice of such election (“Conversion Notice”) to the Company. The holder may not exercise the Optional Conversion Right more than one time per each calendar month. The Conversion Notice shall specify the amount of Series H Preferred Shares to be converted and the requested Business Day for conversion, which shall not be less than 10 business days after the date the Company has received the Conversion Notice.

THIRD: The Series H Preferred Shares (as defined in the Series H Articles Supplementary) have been classified and designated by the Board pursuant to the powers of the Board as contained in the Charter. The Series H Articles Supplementary as set forth above have been duly advised by the Board of Directors and approved by the unanimous written consent of the stockholders of the Company entitled to vote thereon as required by law.

FOURTH: The undersigned Chief Financial Officer and Chief Operating Officer of the Company acknowledges this Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer and Chief Operating Officer of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused this Series H Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and attested by its Secretary on this 20th day of January, 2026.

FRANKLIN BSP REALTY TRUST, INC.

By:	/s/ Jerome S. Baglien
Name:	Jerome S. Baglien
Title:	Chief Financial Officer and Chief Operating Officer

ATTEST:

By:	/s/ Micah Goodman
Name:	Micah Goodman
Title:	General Counsel and Secretary